Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MINK THERAPEUTICS, INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation of MiNK Therapeutics, Inc. under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is MiNK Therapeutics, Inc. and the date that the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was July 5, 2017. The corporation’s original Certificate of Incorporation listed the name of the corporation as “AgenTus Biosciences Inc.”

2. Pursuant to a meeting of the Board of Directors of MiNK Therapeutics, Inc., a resolution was duly adopted, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring the adoption of this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of MiNK Therapeutics, Inc. duly approved this Amended and Restated Certificate of Incorporation in accordance with Sections 212, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of MiNK Therapeutics, Inc. in its entirety as follows:

FIRST: The name of the corporation is MiNK Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall be authorized to issue 155,000,000 shares of capital stock, which shall be divided into 150,000,000 shares of Common Stock, par value $0.00001 per share, and 5,000,000 shares of Preferred Stock, par value $0.00001 per share.

The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but shall not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h) Any other relative rights, preferences and limitations of that series.

COMMON STOCK

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

Subject to the provisions of any applicable law or of the bylaws of the Corporation, as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided herein or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board of Directors out of any funds of the Corporation legally available for the payment of such dividends.

In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

ISSUANCE

Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation:

1. The number of directors that shall constitute the whole Board of Directors shall be fixed by resolution of the Board of Directors.

2. The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial Class I directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2022 annual meeting of stockholders; the initial Class II directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2023 annual meeting of stockholders; and the initial Class III directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2024 annual meeting of stockholders. At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms. This Section 2 of Article FIFTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 75% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article FIFTH as one class of stock.

3. Each director chosen to fill a vacancy in the Board of Directors shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, the Board shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

4. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors. This Section 4 of Article FIFTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 75% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article FIFTH as one class of stock.

5. Elections of directors need not be by written ballot.

6. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

7. Meetings of stockholders may be held anywhere within or without the State of Delaware. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

SIXTH: No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

This Article SIXTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 75% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article SIXTH as one class of stock.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

EIGHTH:

1. To the fullest extent that the Delaware General Corporation Law or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article EIGHTH shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the Delaware General Corporation Law or such other law is amended to authorized corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or such other law, as so amended.

2. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administration or investigation (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including service with respect to employee benefit plans), against all liability and loss suffered (including expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or party thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or party thereof) relates to the enforcement of the Corporation’s obligations under this Article EIGHTH.

3. The indemnification provided in this Article EIGHTH is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

4. Any Indemnitees shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

5. As between the Corporation and affiliates of the Corporation (other than its direct or indirect subsidiaries) who provide indemnification to the Indemnitees for their service to, or on behalf of, the Corporation (collectively, the “Affiliate Indemnitors”) (i) the Corporation is the indemnitor of first resort with respect to all claims indemnifiable pursuant to this Article EIGHTH against any such Indemnitee (i.e., the Corporation’s obligations to such Indemnitees are primary and any obligation of any Affiliate Indemnitor to advance expenses or to provide indemnification for the same loss or liability incurred by such Indemnitees is secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by any such Indemnitee and shall be liable for the full amount of all liability and loss suffered by such Indemnitee (including expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee), without regard to any rights any such Indemnitee may have against any Affiliate Indemnitor and (iii) the Corporation irrevocably waives, relinquishes and releases each Affiliate Indemnitor from any and all claims against such Affiliate Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation shall indemnify each Affiliate Indemnitor directly for any amounts that such Affiliate Indemnitor pay as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the Corporation pursuant to this Article EIGHTH. No advancement or payment by any Affiliate Indemnitor on behalf of such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation.

NINTH:

1. Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporate and the bylaws of the Corporation, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought by or on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’ stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”); provided that, the provisions of this Article NINTH will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

2. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware of the United States District Court for the District of Delaware (each, a “Foreign Action”), in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph 1 above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph 1 above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

3. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.

4. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

TENTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of capital stock representing at least 75% of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of capital stock representing at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board, the Chief Executive Officer or, if no person then holds the title Chief Executive Officer, the President, and may not be called by any other person or persons. Notwithstanding any other provision of law, this Certificate of Incorporation or the bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of capital stock representing at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation in the name and on behalf of Mink Therapeutics, Inc. on the day of October 19, 2021.

/s/ Jennifer S. Buell
Jennifer S. Buell, Chief Executive Officer